Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY

PURSUANT SECTION 266 OF THE

GENERAL CORPORATION LAW

1.) The name of the Corporation is Everett SpinCo, Inc..

(If changed, the name under which it’s certificate of incorporation was originally filed was                     .)

2.) The date of filing of its original certificate of incorporation with the Secretary of State is May 19, 2016.

3.) The jurisdiction to which the corporation shall convert to is Nevada and the name under which the entity shall be known as is

DXC Technology Company.

4.) The conversion has been approved in accordance with this section;

5.) The corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6.) The address to which a copy of the process shall be mailed to by the Secretary of State is

The Corporation Trust Company of Nevada

701 S. Carson St. Ste. 200

Carson City, NV 89701

7.) The effective date of the conversion shall be April 1, 2017 at 12:00AM Pacific Time.

In Witness Whereof, the undersigned have executed this Certificate of Conversion on this 31st day of March, A.D. 2017.

By:	/s/ Rishi Varma
Authorized Officer
Name:	Rishi Varma
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